Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ANADARKO PETROLEUM CORPORATION

FIRST:  The name of the corporation (hereinafter called the “Corporation”) is Anadarko Petroleum Corporation.

SECOND:  The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

FIFTH:  The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The authorized number of directors shall be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors.

SIXTH:  In furtherance, and not in limitation, of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

SEVENTH:  No director shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper benefit.

EIGHTH:  Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.